Exhibit 99.1
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CONTACT:          INVESTOR RELATIONS                 PUBLIC RELATIONS
                  Joseph Scirocco/Valerie Martinez   Ruth Pachman/Wendi Kopsick
                  (212) 548-1570/1811                (212) 521-4891/4867

                                                           FOR IMMEDIATE RELEASE


                     TOMMY HILFIGER U.S.A. ISSUES STATEMENT
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New York, New York - September 24, 2004 -- Tommy Hilfiger U.S.A., Inc.
("THUSA"), a wholly-owned subsidiary of Tommy Hilfiger Corporation (NYSE: TOM), announced that it received yesterday a grand jury subpoena issued by the U.S. Attorney's Office for the Southern District of New York seeking documents generally relating to THUSA's domestic and/or international buying office commissions since 1990. Certain of THUSA's current and former employees have also received subpoenas. THUSA pays buying office commissions to a non-U.S. subsidiary of Tommy Hilfiger Corporation to provide or otherwise secure certain services, including product development, sourcing, production scheduling and quality control functions. It appears that the investigation is focused on whether the commission rate is appropriate.

THUSA is responding to the investigation, including by providing documents requested by the subpoena. THUSA is unable to predict the timing or outcome of the investigation.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

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